Exhibit 99.6

Fengate Trident LP
c/o Fengate Capital Management Ltd.
2275 Upper Middle Rd. E., Suite 700
Oakville, ON L6H 0C3

December 17, 2020

Attention: Heather Crawford

Re: Fourth Amendment to Convertible Promissory Notes

Reference is made to that certain Fourth Amendment to Convertible Promissory Notes dated November 30, 2020 between Fengate Trident LP ("Fengate") and the undersigned ("Trident") ("Fourth Amendment"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Fourth Amendment.

This will confirm the parties' acknowledgements and agreements regarding the subject matter of the Fourth Amendment, as of November 30th, 2020:

1. The issuance of the Trident Preferred Stock provided for in the Fourth Amendment (the "Preferred Stock Transaction") shall be consummated no later than June 30, 2021, failing which, Fengate shall be relieved of its obligation thereunder to accept the Preferred Stock in satisfaction of the specified Trident liabilities.

2. The 2016 Convertible Notes shall not be convertible into Trident Common Stock unless the Preferred Stock Transaction shall not have been consummated by June 30, 2021.

3. If the Preferred Stock Transaction shall not have been consummated by June 30, 2021, notwithstanding any provision of the 2016 Convertible Notes to the contrary, the 2016 Convertible Notes shall not be convertible by Fengate, except upon 75 days' prior written notice to Trident.

If the foregoing reflects your understanding, please countersign this letter where indicated.

Thank you,

Trident Brands Incorporated

Agreed:

____

By: Anthony Pallante, CEO

Accepted and

Fengate Trident, LP
By: Fengate Trident GP Inc.,
its general partner

____

By: Heather Crawford,
Secretary

TRIDENT BRANDS

Trident Brands Incorporated
101-200 S. Executive Drive
Brookfield, WI 53005

+1 (262) 789-6689

info@tridentbrands.com
www.TridentBrands.com